EXHIBIT 99.1


                           N E W S R E L E A S E

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                                        CONTACT:   Ann C. Smith
                                        Public Relations Director
                                        Cummins Engine Co. Inc.
                                        812-377-3524


FOR IMMEDIATE RELEASE
Friday, January 9, 1998


         CUMMINS ENGINE COMPLETES ACQUISITION OF NELSON INDUSTRIES


          COLUMBUS, Ind...Cummins Engine Co. Inc. (NYSE:CUM) today announced that it has completed its planned acquisition of Nelson Industries Inc. Cummins announced on Dec. 4 that it would acquire the company for $450 million. Nelson is a major supplier of air and liquid filtration products, exhaust and emissions control systems, industrial silencers, and electronic sound and vibration control technology.

          Cummins Chairman and Chief Executive Officer James A. Henderson said, "We are excited about this major acquisition and believe the combined product offering of Nelson and that of Fleetguard, our very successful filtration company, will create one of the leading competitors in the industry and will generate profitable growth for Cummins."

          Cummins, headquartered in Columbus, Ind., is the world's largest producer of diesel engines above 200 horsepower. The company provides products for customers in its key markets: automotive, power generation, industrial and filtration. Cummins reported record sales of $5.3 billion in 1996. The company's press releases by FAX may be requested by calling News on Demand at 888-329-2305. Cummins' home page on the Internet can be found at http://www.cummins.com.